Exhibit 10.13

FIRST AMENDMENT TO ADVISORY AGREEMENT

This First Amendment to the Advisory Agreement (this “Amendment”) made this 13th day of April, 2018 but effective as of March 31, 2018, by and between Resource Apartment REIT III, Inc., a Maryland corporation (the “Company”), and Resource REIT Advisor, LLC (f/k/a Resource Apartment Advisor III, LLC), a Delaware limited liability company (the “Advisor”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Advisory Agreement.
WHEREAS, the Company and the Advisor previously entered into that certain Advisory Agreement dated April 28, 2016 (the “Advisory Agreement”); and
WHEREAS, pursuant to Section 17.02 of the Advisory Agreement, the Company and the Advisor desire to amend the Advisory Agreement;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Advisory Agreement is hereby amended as follows:
1.Amendment to Section 9.01. The first sentence of Section 9.01 of the Advisory Agreement shall be deleted in its entirety and replaced as follows:
9.01 General. In addition to the compensation paid to the Advisor pursuant to Article 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to the following, provided, however, that the Advisor may agree to waive or defer the reimbursement of any such expenses:

2.Amendment to Section 9.02 (iii). Section 9.02(iii) of the Advisory Agreement shall be deleted in its entirety and replaced as follows:

(iii) Notwithstanding anything else in this Article 9 to the contrary, (i) the Organization and Offering Expenses enumerated in Section 9.01(i) which were incurred on or before March 31, 2018 and which were paid by the Advisor and not yet reimbursed by the Company, shall be reimbursed by the Company ratably and monthly commencing on the date immediately following the termination of the primary portion of the Initial Public Offering through April 30, 2021 and (ii) Total Operating Expenses which were incurred on or before March 31, 2018 and which were paid by the Advisor and not yet reimbursed by the Company, shall be reimbursed by the Company ratably and monthly commencing on the date immediately following the termination of the primary portion of the Initial Public Offering through April 30, 2020.

3.Limited Effect; No Modifications. This Amendment is effective as of March 31, 2018. The amendments set forth above shall be limited precisely as written and relate solely to the provisions of the Advisory Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the

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Advisory Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Resource Apartment REIT III, Inc. By: /s/ Alan F. Feldman Name: Alan F. Feldman Title: Chief Executive Officer

Resource REIT Advisor, LLC By: /s/ Alan F. Feldman Name: Alan F. Feldman Title: Chief Executive Officer and Manager

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